Exhibit 23.1

Consent of Independent Certified Public Accountants
Board of Directors
Sherwood Brands, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-56460) and Form S-3 (333-92012) of our reports dated October 10, 2003 relating to the consolidated financial statements and schedule of Sherwood Brands, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended July 31, 2003.

BDO Seidman, LLP
Bethesda, Maryland

October 28, 2003